Exhibit 99.1

#10-23
News Release
CONTACT:
Greg Powell
Vice President, Investor Relations
B/E Aerospace
(561) 791-5000 ext. 1450

B/E AEROSPACE ANNOUNCES CLOSING OF NEW $750 MILLION
REVOLVING CREDIT FACILITY

WELLINGTON, FL, December 10, 2010 – B/E Aerospace, Inc. (Nasdaq: BEAV) (the “Company”), announced today that it has prepaid the $343 million outstanding balance on its existing bank term loan and that it has replaced both the existing bank term loan and its existing revolving credit facility with a new $750 million revolving credit facility.

The amended and restated credit agreement (the “2010 Credit Agreement”) provides for a $750 million senior secured revolving credit facility, which matures in December 2015.  Borrowings under the 2010 Credit Agreement will bear interest at LIBOR (currently approximately 0.38 percent) plus 250 basis points.  The 2010 Credit Agreement provides the Company with an option, subject to the satisfaction of certain conditions, to convert outstanding borrowings into one or more new term loans, and to retain the existing $750 million revolving credit facility.

On a pro forma basis, giving effect to the 2010 Credit Agreement, the repayment of existing bank term loan borrowings and the recent acquisitions of TSI Group, Inc. and Satair A/S aerospace fastener distribution business as if they occurred on September 30, 2010, the Company’s cash balance would have been approximately $363 million, long-term debt would have been approximately $1.6 billion (including approximately $359 million of revolving credit facility borrowings initially drawn at closing of the 2010 Credit Agreement), and the Company’s net debt-to-net capital ratio would have been approximately 44 percent.

Amin J. Khoury, Chairman and Chief Executive Officer commented, “The financing we announced today provides the Company with significant financial flexibility, strengthens our liquidity, and lowers our interest expense on bank borrowings.”

Mr. Khoury concluded, “The Company expects to report full year 2010 debt prepayment costs of approximately $0.08 per share, including approximately $0.02 per share which was reported in the second quarter of 2010.”

The Company entered into the 2010 Credit Agreement with JPMorgan Chase Bank, N.A., as Administrative Agent, UBS Securities LLC and Credit Suisse Securities (USA) LLC, as Syndication Agents, The Royal Bank of Scotland plc, SunTrust Bank and Wells Fargo Bank, N.A., as Documentation Agents, and various lenders named therein.  The Company will file a Current Report on Form 8-K with the Securities and Exchange Commission regarding the 2010 Credit Agreement.

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  Such forward-looking statements involve risks and uncertainties. The Company’s actual experience and results may differ materially from the experience and results anticipated in such statements.  Factors that might cause such a difference include those discussed in the Company’s filings with the Securities and Exchange Commission, which include the Registration Statement, prospectus, and preliminary prospectus supplement related to this offering, its Proxy Statement, Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. For more information, see the section entitled "Forward-Looking Statements" contained in the Company’s Annual Report on Form 10-K and in other filings. The forward-looking statements included in this news release are made only as of the date of this news release and, except as required by federal securities laws, the Company does not intend to publicly update or revise any forward-looking statements to reflect subsequent events or circumstances.

About B/E Aerospace

B/E Aerospace is the world’s leading manufacturer of aircraft cabin interior products and the world’s leading distributor of aerospace fasteners and consumables.  B/E Aerospace designs, develops and manufactures a broad range of products for both commercial aircraft and business jets.  B/E Aerospace manufactured products include aircraft cabin seating, lighting, oxygen, and food and beverage preparation and storage equipment.  The company also provides cabin interior design, reconfiguration and passenger-to-freighter conversion services.  Products for the existing aircraft fleet – the aftermarket – generate approximately 50 percent of sales.  B/E Aerospace sells and supports its products through its own global direct sales and product support organization.

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